Exhibit 99.7

Gaming Regulations
Licensing and Suitability Determinations - Generally
The manufacture, distribution and operation of gaming equipment and related software is subject to regulation and approval by various city, county, state, provincial, federal, tribal and foreign agencies, including the Nevada Gaming Control Board (the “Nevada Board”) and the Nevada Gaming Commission (collectively, “gaming authorities”). Gaming laws require us to obtain licenses or findings of suitability from gaming authorities for our company, including each of our subsidiaries engaged in manufacturing, distributing and operating gaming products and services, and certain of our directors, officers, major stockholders and key employees. The criteria used by gaming authorities to make determinations as to qualification and suitability of an applicant varies among jurisdictions, but generally require the submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability and the cost of the investigation resides with the applicant. In evaluating individual applicants, gaming authorities consider the individual’s character, criminal and financial history and, in some cases, the character of those with whom the applicant associates. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be found suitable. Gaming authorities may, subject to certain administrative proceeding requirements, (i) deny an application, or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval and (ii) fine any entity or person licensed, registered or found suitable or approved, for any cause they deem reasonable.
If any director, officer or employee of ours fails to qualify for a license or is found unsuitable (including due to the failure to submit the required documentation or application) by a gaming authority, we may deem it necessary, or be required to, sever our relationship with such person, which may include terminating the employment of any such person.
Gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable or should be licensed as a business associate of ours. In addition, gaming authorities in Nevada, as well as other jurisdictions, monitor the activities of the entities they regulate both in their respective jurisdiction and in other jurisdictions to ensure that such entities are in compliance with local standards on a worldwide basis. The Nevada gaming authorities require us and our gaming subsidiaries, such as LNW Gaming, Inc. to maintain Nevada standards of conduct for all of our gaming activities and operations worldwide.
We are registered by the Nevada Gaming Commission as a publicly traded corporation (a “Registered Corporation”). As a Registered Corporation, we are required to periodically submit detailed financial and operating reports to the Nevada Board and provide any other information the Nevada Board may require.
Licensing Requirements of Security Holders
Many jurisdictions require certain of our stockholders or holders of our debt securities to file an application, be investigated, and be found suitable to own any of our equity or debt securities, as applicable. For example, a holder of our stock or of our issued debt may be required to file an application, be investigated and be subject to a suitability hearing as a beneficial holder if the Nevada Gaming Commission has reason to believe that the holder’s ownership in our securities would be inconsistent with the commission’s public policies or those of the state of Nevada.
Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage (typically five percent) of our voting securities and, in some jurisdictions, our non-voting securities, to report the acquisition to the gaming authorities and, and in some cases, apply for a finding of suitability. Beneficial owners of more than 10% of our voting securities must apply to the Nevada Gaming Commission for a finding of suitability within thirty days after the Chair of the Nevada Board mails written notice requiring such filing. However, most gaming authorities, including the Nevada gaming authorities, allow an “institutional investor” to apply for a waiver that allows such institutional investor to acquire, in most cases, up to ten percent of our voting securities without applying for a finding of suitability. An institutional investor which acquires beneficial ownership of more than 10%, but not more than 25%, of our voting securities may apply to the Nevada Gaming Commission for a finding of suitability waiver if such institutional investor holds the voting securities for investment purposes only.
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Any person who is found unsuitable by a gaming authority may be prohibited by applicable gaming regulations from holding, directly or indirectly, the beneficial ownership of any voting security or debt security of any public corporation which is registered with the gaming authority. In light of these regulations and their potential impact on our business, our amended and restated articles of incorporation and amended and restated bylaws prohibit persons or entities who fail to comply with informational or other regulatory requirements under applicable gaming laws, who are found unsuitable to hold our common stock by gaming authorities, whose stock ownership adversely affects our gaming licenses, or is a purported transferee of a stockholder who acquires shares made invalid pursuant to our amended and restated articles of incorporation and amended and restated bylaws, from owning stock in our company.
Any person who holds, directly or indirectly, any beneficial ownership of our securities, and, to the extent applicable, fails or refuses to apply for a license or a finding of suitability within the time period prescribed by the applicable gaming authorities, may be denied a license or found unsuitable, as applicable, and may be found guilty of a criminal offense. The same restrictions may also apply to a record owner who fails or refuses to identify a beneficial owner of our securities. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:
•pay that person any dividend or interest upon our voting securities;
•allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;
•pay remuneration in any form to that person for services rendered or otherwise;
•make any payment to the unsuitable person by way of principal, redemption, conversation, exchange, liquidation or similar transaction; or
•fail to pursue all lawful efforts to terminate our relationship with that person, including, if necessary, the immediate purchase of said voting securities for cash at fair market value.
Notification and Approval of Certain Transactions or Changes in Directors and Officers
Depending on the jurisdiction, we may be required to notify, or obtain approval from gaming authorities with respect to certain transactions to which we or any of subsidiaries are a party, including the following:
•material loans, leases, sales of securities and similar financing transactions;
•a public offering of our securities (or those of our subsidiaries) if the securities or their proceeds are intended to be used for certain gaming expenditures;
•repurchases of our voting securities (such as repurchases that treat security holders differently) above the current market price; and
•recapitalizations proposed in response to tender offers.
In addition, change of control transactions (whether through merger, consolidation, stock or asset acquisitions or otherwise) require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of us or one of our subsidiaries must satisfy a variety of stringent standards established by the gaming authorities prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship with the proposed acquirer to be investigated and licensed as part of the approval process relating to a change of control transaction.
Any change in our directors or officers, including the directors or officers of our licensed subsidiaries, must be reported or, if such change relates to a position in which the individual is required to be licensed, qualified, found suitable or approved by the requisite gaming authority.

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Testing and Approvals for Gaming Products
In Nevada and in most other jurisdictions, gaming devices and systems may not be sold or operated unless they have been approved by the relevant regulatory authority (or an agency of such authority). The authority will conduct rigorous testing of the gaming device or system and related equipment through a testing laboratory (which may be run by such gaming authority or by an independent third party) and may require a field trial of the gaming device, platform or system before determining that the gaming device, platform or system meets the agency’s strict technical standards. As part of the approval process, gaming authorities may require equipment and software modifications and several rounds of approval.
We do not have control over the length of time that any regulatory agency or testing laboratory takes to review our products. However, we work closely with the gaming authority’s staff, or the staff of the independent testing laboratory, as the case may be, to timely respond to inquiries and assist where possible in the evaluation, inspection and review of our products.
Federal Registration
The Federal Gambling Devices Act of 1962 (commonly known as the Johnson Act) generally makes it unlawful for a person to manufacture, transport or receive gaming machines or components across state lines unless that person has first registered with the Criminal Division of the United States Department of Justice. As required by the Johnson Act, certain of our entities must register and renew their registration annually with the Criminal Division of the United States Department of Justice in order to manufacture, sell, distribute, or operate gaming equipment. The Johnson Act also imposes on us various record-keeping and equipment-identification requirements. A violation of the Johnson Act may result in the seizure and forfeiture of gaming equipment, as well as the imposition of other penalties.
Native American Regulation
Numerous Native American tribes have become engaged in or have licensed gaming activities on Native American tribal lands as a means of generating revenue for tribal governments. Gaming on Native American lands, including the terms and conditions under which gaming equipment and systems can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the state, and the Indian Gaming Regulatory Act of 1988 (“IGRA”), which includes regulation and oversight by the National Indian Gaming Commission (“NIGC”) and the Secretary of the United States Department of the Interior. Furthermore, gaming on Native American lands may also be subject to the provisions of contracts (known as compacts) between states and Native American tribes, which are also administered by the Secretary of the United States Department of the Interior.
The IGRA classifies legalized gaming into three categories: “Class I” gaming consists of traditional Native American social and ceremonial games; “Class II” gaming consists of bingo, electronic aids to bingo, and, if played at the same location where bingo is offered, pull-tabs and other games similar to bingo; and “Class III” gaming consists of all other forms of gaming that are not included in either Class I or Class II, including traditional casino gaming machines.
Class I gaming is regulated exclusively at the Native American tribe level. We do not currently offer Class I gaming products or services.
Class II gaming is regulated by the NIGC and the laws of the Native American tribe conducting such gaming. Subject to the detailed requirements of the IGRA, federally recognized Native American tribes are typically permitted to conduct Class II gaming on Indian lands pursuant to tribal ordinances approved by the NIGC.
The IGRA generally permits Native American tribes to conduct Class III gaming activities on reservation lands subject to the detailed requirements of the IGRA, including NIGC approval of the Native American tribe’s gaming ordinance and the entering into of a tribal-state compact between the Native American tribe and the state in which the Native American tribe intends to conduct Class III gaming activities on its trust lands. Tribal-state compacts vary from state to state. Many require that gaming suppliers meet ongoing registration and licensing requirements established by the state and/or the tribe and some impose background check requirements on the gaming suppliers’ officers, directors and shareholders.

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Under the IGRA, tribes are required to regulate gaming on their tribal lands under ordinances approved by the NIGC. These ordinances may impose standards and technical requirements on hardware and software and may impose registration, licensing and background check requirements on gaming suppliers and their officers, directors and shareholders.
International Regulation
We engage in the manufacture, distribution and operation of gaming equipment and systems and related products, as well as license our games and intellectual property, in various international markets worldwide. Many foreign jurisdictions permit the importation, sale and/or operation of gaming equipment in casino and non-casino environments. Where importation is permitted, some jurisdictions prohibit or restrict the payout feature of the traditional gaming machine or limit the operation of gaming machines to a controlled number of casinos or casino-like locations. Each gaming machine must comply with the individual jurisdiction’s regulations. Some jurisdictions require the licensing of gaming suppliers.
In the U.K., the Gambling Act of 2005, and the accompanying secondary legislation, regulates, among other things, the type of licensed gaming activity that is carried out by operators, the licensing of the various types of venues for the conduct of licensed gaming activities, the categories and number of gaming machines allowed in each type of venue, the licensing and regulation of the supply and operation of those machines and the issuance of technical specifications, standards and licensing requirements for each category of gaming device. On December 8, 2020, the U.K. Government commenced its review of the Gambling Act 2005 and on April 27, 2023 it published a White Paper (policy paper) setting out its comprehensive package of reform proposals, many of which have now been implemented by the U.K. Government or British Gambling Commission. This included, in April 2025 and May 2025 respectively, the introduction of stake limits for online slots at £2 (those aged 18 to 24) / £5 (those aged 25 and over) and, in October 2025, the introduction of the statutory levy.
Violation of Gaming Laws
If we or any of our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we could be subject to substantial fines. Furthermore, a violation of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, a violation of applicable gaming laws by us or any of our subsidiaries could have a material adverse effect on our financial condition, prospects and results of operations.
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